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                                                                  EXHIBIT 3(i).2


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                 ALLIANCE FIBER OPTIC PRODUCTS (DELAWARE), INC.


      Alliance Fiber Optic Products (Delaware), Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      FIRST: The name of the corporation is Alliance Fiber Optic Products (Delaware), Inc.

      SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on September 13, 2000.

      THIRD: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

      RESOLVED, that the Certificate of Incorporation of the corporation shall be amended and restated to read in full as follows:

                                    ARTICLE I

      The name of this corporation is Alliance Fiber Optic Products, Inc. (the "Corporation").

                                   ARTICLE II

      The registered agent and the address of the registered office in the State of Delaware are: CorpAmerica, Inc., 30 Old Rudnick Lane, Dover, County of Kent, Delaware 19901.

                                   ARTICLE III

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV

      A. Authorized Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The number of shares of Common Stock authorized to be issued is fifty million (50,000,000) shares. The number of shares of Preferred Stock authorized to be issued is twenty-two million four hundred thousand (22,400,000) shares, 15,400,000 shares of which are designated as Series A Preferred Stock (the "Series A Preferred"), 2,000,000 shares of which are designated Series B Preferred Stock (the "Series B Preferred") and 5,000,000 shares of which are designated Series C Preferred Stock (the "Series C Preferred"). The Preferred and the Common Stock shall have a par value of $0.001.



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        B.     Preferred Stock. The rights, preferences, privileges and
restrictions granted to and imposed on the Preferred Stock are as follows:

               1. Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends at a rate of $0.012 per share of Series A Preferred per annum (adjusted to reflect stock splits, stock dividends, recapitalizations and the like), $0.12 per share of Series B Preferred per annum (adjusted to reflect stock splits, stock dividends, recapitalizations and the like), and $0.33 per share of Series C Preferred per annum (adjusted to reflect stock splits, stock dividends, recapitalizations and the like), payable out of funds legally available therefor. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be noncumulative. No dividends (other than those payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) shall be payable on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the amount specified above per share (adjusted to reflect stock splits, stock dividends, recapitalizations and the like) on the Preferred Stock shall have been paid or declared and set apart during that fiscal year. No dividend shall be paid on or declared and set apart for the shares of any series of Preferred Stock for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid on or declared and set apart for the shares of all other such series of Preferred Stock. After the holders of the Preferred Stock have received their dividend preference as set forth above, any dividends declared by the Board of Directors out of funds legally available therefor shall be shared equally among all outstanding shares on an as-converted basis.

               2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, distributions to the shareholders of the corporation shall be made in the following manner:

                      (a) The holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets and surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $0.20 per share (adjusted to reflect stock splits, stock dividends, recapitalizations and the like), plus all declared but unpaid dividends on each share of Series A Preferred (the "Series A Liquidation Preference") then held by them, $2.00 per share (adjusted to reflect stock splits, stock dividends, recapitalizations and the like), plus all declared but unpaid dividends on each share of Series B Preferred (the "Series B Liquidation Preference") then held by them and $5.50 per share (adjusted to reflect stock splits, stock dividends, recapitalizations and the like), plus all declared but unpaid dividends on each share of Series C Preferred (the "Series C Liquidation Preference") then held by them. If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A, Series B and Series C Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is entitled to receive.




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                      (b)    After the distributions described in subsection
(a) above have been paid in full, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock at the then applicable Conversion Price (as defined below)), subject to the limitation that any holder of Preferred Stock shall be entitled to participate in the distribution described in this Section 2(b) only until such time as the aggregate proceeds received by such holder (including amounts received pursuant to Section 2(a) above) equals the Liquidation Preference for such series multiplied by a factor of two (2). Any holder of Preferred Stock electing to convert Preferred Stock into shares of Common Stock prior to the liquidation event shall not be entitled to the liquidation preference described in Section 2(a) (with respect to such converted Preferred Stock), but shall have only the rights under this Section 2(b) of a holder of the Common Stock issued upon such conversion.

                      (c) For purposes of this Section 2, any acquisition of the Corporation by means of merger or other form of corporate reorganization in which the outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a reincorporation transaction not affecting the percentage ownership interests in the Corporation) or a sale of all or substantially all of the assets of the corporation (each, an "Acquisition Transaction") shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Preferred Stock and Common Stock to receive at the closing in cash, securities or other property amounts as specified in Sections 2(a) and 2(b) above.

                      (d) Any securities to be delivered to the holders of the Preferred Stock and/or Common Stock pursuant to Section 2(c) above shall be valued as follows:

                             (i)    Securities not subject to investment letter
or other similar restrictions on free marketability:

                                    (A)     If traded on a securities exchange
or the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                                    (B)     If actively traded over-the-
counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                                    (C)     If there is no active public
market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                            (ii)     The method of valuation of securities
subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in
(i) (A), (B) or (C) to



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reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

               3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                      (a)    Right to Convert.

                             (i)    The initial Conversion Price for shares of
Series A Preferred shall be $0.20 per share (the "Series A Conversion Price") and the initial Conversion Price for shares of Series B Preferred shall be $2.00 per share (the "Series B Conversion Price"). Each share of Series A Preferred shall be automatically convertible in the manner and subject to the event described in subsection 3(a)(ii) into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.20 for each share of Series A Preferred by the Series A Conversion Price at the time in effect for such share. Each share of Series B Preferred shall be automatically convertible in the manner and subject to the event described in subsection 3(a)(ii) into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.00 for each share of Series B Preferred by the Series B Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series C Preferred shall be $5.50 per share (the "Series C Conversion Price"). Each share of Series C Preferred shall be convertible, (A) at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such Series C Preferred, or (B) automatically in the manner described in subsection 3(a)(ii), into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.50 for each share of Series C Preferred by the Conversion Price at the time in effect for such share. The Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price shall be subject to adjustment as set forth in subsection 3(c).

                             (ii)   Each share of Preferred Stock shall
automatically be converted into shares of Common Stock at the then effective Conversion Price upon the consummation of the corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), which results in aggregate gross cash proceeds to the corporation in excess of $30,000,000 and the public offering price of which is not less than $8.25 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) (a "Qualified IPO").

                        (b) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same (in the event of a voluntary conversion of Series C Preferred Stock) and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable after the effectiveness of the conversion, issue and deliver at such office to such holder of



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Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. A voluntary conversion of Series C Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If a conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of such Preferred Stock, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                      (c) Conversion Price Adjustments of Preferred. The Conversion Price of the Preferred shall be subject to adjustment from time to time as follows:

                              (i) (A) If the corporation, at any time or from
time to time after the date of the first issuance of shares of Series C Preferred (the "Purchase Date"), shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price with respect to the Series A Preferred, the Series B Conversion Price with respect to the Series B Preferred or the Series C Conversion Price with respect to the Series C Preferred in effect on the date of and immediately prior to the issuance of such Additional Stock, then and in such event, the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable, shall be reduced concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued. For the purposes of this subsection, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all convertible securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, convertible securities, or outstanding options, warrants or other rights for the purchase of shares of stock or



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convertible securities, solely as a result of the adjustment of the Series A,
Series B or Series C Conversion Price, as the case may be, (or other conversion ratios) resulting from the issuance of the Additional Stock causing the adjustment in question. Immediately after any Additional Stock is deemed issued, such Additional Stock shall be deemed to be outstanding.

                                    (B)     No adjustment of the Conversion
Price shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of the Conversion Price pursuant to this subsection 3(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                    (C)     In the case of the issuance of
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                    (D)     In the case of the issuance of the
Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                                    (E)     In the case of the issuance,
whether before, on or after the Purchase Date, of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                                            1.     The aggregate maximum number
of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                                             2.    The aggregate maximum number
of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be




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received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)).

                                            3.     In the event of any change
in the number of shares of Common Stock deliverable or any increase in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                            4.     Upon the expiration of any
such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities shall continue to be deemed to be issued.

                                            5.     All Common Stock deemed
issued pursuant to this subsection 3(c)(i)(E) shall be considered issued only at the time of its deemed issuance and any actual issuance of such stock shall not be an actual issuance or a deemed issuance of the Corporation's Common Stock under the provisions of this Section 3; provided however, that in the case of any options to purchase or rights to subscribe for Common Stock which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such options or rights, whereupon such adjustment shall be made in the same manner provided in subsection (E)(4) above.

                             (ii)   "Additional Stock" shall mean any shares of
Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by the Corporation on or after the Purchase Date other than:

                                    (A)     shares of Common Stock issued or
issuable pursuant to a transaction described in subsection 3(c)(iii) hereof,

                                    (B)     up to 7,000,000 shares of Common
Stock issued or issuable to employees, consultants or directors of this Corporation pursuant to a stock option


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plan or restricted stock plan approved by the Board of Directors of this
Corporation or a stock purchase agreement approved by the Board of Directors of this Corporation,

                                    (C)     shares of Common Stock issued or
issuable to banks, equipment lessors or landlords, provided such issuances are for other than equity financing purposes,

                                    (D)     shares of Common Stock issued or
issuable for which adjustment of the Conversion Price is made pursuant to this
Section 3,

                                    (E)     shares of Common Stock issued or
issuable upon conversion of the Preferred Stock,

                                    (F)     shares of Common Stock issued or
issuable (i) in a bona fide, firmly underwritten public offering of shares of Common Stock before or in connection with which all outstanding shares of Preferred Stock are converted to Common Stock, or (ii) upon exercise of warrants or rights granted to underwriters in connection with such a public offering, which warrants or rights are unanimously approved by the Board of Directors, or

                                    (G)     shares of Common Stock issued in
connection with a bona fide business acquisition by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise approved by (i) the Board of Directors, and (ii) if the purchase price thereof is less than $5.50 per share (adjusted to reflect stock splits, stock dividends, recapitalizations and the like), holders of at least a majority of the outstanding shares of Series C Preferred Stock.

                             (iii)  In the event the Corporation should at any
time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                              (iv)   If the number of shares of Common Stock
outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each


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share of such series shall be decreased in proportion to such decrease in outstanding shares.

                      (d) Other Distributions. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

                      (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Sections 2 or 3) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                      (f) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                      (g)    No Fractional Shares and Certificate as to
Adjustments.

                             (i)    No fractional shares shall be issued upon
conversion of the Preferred Stock, and the number of shares of Common Stock to be issued upon conversion shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                            (ii)   Upon the occurrence of each adjustment or
readjustment of any Conversion Price of Preferred Stock pursuant to this Section 3, the


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Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment,
(B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

                      (h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                      (i)    Reservation of Stock Issuable Upon Conversion.
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                      (j) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be sent by airmail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation, and shall be deemed given ten
(10) days after deposit.

               4.     Voting Rights.

                     (a) Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as otherwise expressly provided herein or as required by law, voting together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote), and shall


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be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the Corporation.

                      (b) The Board of Directors shall consist of six (6) directors. The holders of Series A Preferred and Series B Preferred, voting together as a single class, shall be entitled to elect two (2) directors. So long as the aggregate number of shares of the Series C Preferred Stock of the Corporation that have been voluntarily converted into shares of the Common Stock of the Corporation pursuant to Section 3(a)(i) on or after the date of the amendment of these articles to read as set forth herein (the "Voluntary Conversion Number") is less than one million (1,000,000) (subject to adjustment for stock splits, stock dividends, recapitalizations and the like), then the remaining four (4) directors shall be elected as follows: (i) the holders of the Common Stock, voting as a separate class, shall be entitled to elect three (3) directors; and (ii) the holders of the Series C Preferred, voting as a separate series, shall be entitled to elect one (1) director. If at any time the Voluntary Conversion Number equals or exceeds one million (1,000,000), however, then, for all times thereafter, the remaining four (4) directors shall instead be elected in the following manner: (i) the holders of the Common Stock, voting as a separate class, shall be entitled to elect three (3) directors (the "Common-Only Directors"); and (ii) the holders of the Common Stock and the Series C Preferred, voting together as a single class, shall be entitled to elect one (1) director (the "Sixth Director"). Furthermore, notwithstanding the second, third and fourth sentences of this Section 4(b), for all times after a Qualified IPO all six (6) directors shall be elected by the holders of the Common Stock, voting as a separate class.

                      (c) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of any series or class or combination thereof pursuant to Section 4(b) hereof, the remaining director or directors so elected by such series, class or combination thereof, as the case may be, may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of such series, class or combination thereof), elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of any series, class or combination thereof in accordance with Section 4(b) or any director so elected as provided in this
Section 4(c), may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the shares of such series, class or combination thereof.

               5.     Protective Provisions.

                      (a) So long as shares of Preferred Stock are outstanding, the corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting as a separate class:

                             (i)   amend or repeal any provision of, or add any
provision to, the corporation's Articles of Incorporation if such action would materially and adversely alter or change the rights, preferences or privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

                             (ii)   authorize or issue any new class or series
of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock;

                             (iii)  reclassify any shares of Common Stock or
any other shares of the Corporation into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock;

                             (iv)   sell all or substantially all of its
property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this
Section 5(a)(iv) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the corporation; or

                             (v)    liquidate, dissolve or wind up the
corporation.

                      (b) So long as shares of Series C Preferred are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred, voting as a single series:

                             (i)    amend or repeal any provision of, or add
any provision to, the corporation's Articles of Incorporation if such action would materially and adversely alter or change the rights, preferences or privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred;

                             (ii)   authorize or issue any new class or series
of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C Preferred;

                             (iii)  reclassify any shares of Common Stock or
any other shares of the corporation into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C Preferred;

                             (iv)   declare or pay any dividends on the Common
Stock (other than in Common Stock);

                             (v)   sell all or substantially all of its
property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of if the value of the proceeds from such transaction to the holders of Series C Preferred

Stock is less than $8.25 per share of Series C Preferred Stock, provided that this Section 5(b)(v) shall not apply to a merger effected exclusively for the purpose of changing the domicile (within the United States of America) of the Corporation; or

                             (vi)   redeem, purchase or otherwise acquire (or
pay into or set funds aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment.

        C.     Common Stock.

               1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

               2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section B.2. of this Article IV.

               3.     Redemption.  The Common Stock is not redeemable.

               4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                    ARTICLE V

        The Board of Directors is authorized to adopt, amend or repeal the Bylaws of the Corporation. Election of directors need not be by ballot.

                                   ARTICLE VI

        The Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

                                   ARTICLE VII

        To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages of breach of fiduciary duty as director.

        (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in paragraph (c) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

        (b) Right to Advancement of Expenses. The right to indemnification conferred in paragraph (a) of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

        (c) Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in paragraphs (a) and (b) of this Article shall be contract rights. If a claim under paragraph (a) or (b) of this
Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

        (d) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, the Corporation's certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        (e) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        (f) Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

        (g) Amendment. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VIII

        Except as otherwise provided in this Certificate of Incorporation, the Corporation reserves the right to adopt, alter, rescind or amend in any respect any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

                                   ARTICLE IX

      The Board of Directors may from time to time adopt, alter, repeal, rescind or amend any or all of the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the stockholders may alter, repeal, rescind or amend any Bylaws adopted by the Board of Directors, and no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

      FOURTH: The foregoing Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors.

      FIFTH: The foregoing Restated Certificate of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 228 of the General Corporation Law of the State of Delaware

      SIXTH: That said Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

      The undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true of his own knowledge.

      IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate in San Jose, California this ___ day of October, 2000.




                                                   __________________________
                                                        Peter C. Chang
                                                    President and Secretary